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                                                                     EXHIBIT 11

               VALUEVISION INTERNATIONAL, INC. AND SUBSIDIARIES

              Computation of Net Income (Loss) Per Common Share






                                                    Three Months Ended April 30,
                                                    ----------------------------

                                                    1998                    1997
                                              --------------           -------------
Net income (loss)                             $   11,280,230           $  (1,761,237)
                                              --------------           -------------

Weighted average number of common
   shares outstanding                             26,780,778              32,949,056

Shares assumed to be issued upon the
   exercise of common stock options and
   warrants under the treasury stock method           96,609                       -
                                              --------------           -------------

Weighted average number of common
   and dilutive shares outstanding                26,877,387              32,949,056
                                              --------------           -------------


Net income (loss) per common share            $         0.42           $       (0.05)
                                              --------------           -------------
Net income (loss) per common share-
   assuming dilution                          $         0.42           $       (0.05)
                                              --------------           -------------